EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 WAVETECH, INC.

THIS IS TO CERTIFY THAT there is hereby organized a corporation under and by virtue of N. J. S. 14A:1-1 et seq., the "New Jersey Business Corporation Act."

     FIRST: The name of the corporation is Wavetech, Inc.

     SECOND: The address of the corporation's initial registered office is One Cherry Hill, Cherry Hill, New Jersey 08002. The name of the registered agent at such address is William N. Levy, Esq.

     THIRD: The purpose for which this corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the "New Jersey Business Corporation Act." N. J. S. 14A:1-1 et seq.

     FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 50 Million shares with par value of $.001 per share.

     FIFTH: The number of directors constituting the initial Board of Directors of this corporation is five. The name and address of each person who is to serve as such Director is: Joseph Leporace, 7050 Kaighn Avenue, Pennsauken, New
Jersey,  08019.  Sergio  Zefelippo,  Sr., 7050 Kaighn  Avenue,  Pennsauken,  New
Jersey, 08019. Sergio Zefelippo, Jr., 7050 Kaighn Avenue, Pennsauken, New Jersey, 08019. Francis F. Walton, 7050 Kaighn Avenue, Pennsauken, New Jersey, 08019. Ralph Leporace, 7050 Kaighn Avenue, Pennsauken, New Jersey, 08019.


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     SIXTH:  The name and  address of the  incorporator  is Capitol  Information
Service, Inc., 156 West State Street, Trenton, New Jersey 08608.

     In Witness Whereof, each individual incorporator, being over eighteen years of age has signed this certificate; or if the incorporator be a corporation has caused this certificate to be signed by its duly authorized officers this 7th day of July 1986.


                                               /s/ Terry Monroe
                                               ---------------------------------
                                               Terry Monroe, Vice President

                                               Capitol Information Service, Inc.
                                               156 West State Street
                                               Trenton, New Jersey  08608



FILED FOR: William N. Levy, Esq.
           Levy & Levy, P.A.
           One Cherry Hill
           Cherry Hill, New Jersey  08002



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